Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
January 24, 2013	Investor Relations Dept.
(800) 536-7453

Torch Energy Royalty Trust Announces Pending Delisting from the New York Stock Exchange

HOUSTON—Torch Energy Royalty Trust (the “Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced that it received notice from NYSE Regulation, Inc. that NYSE Regulation has determined to delist the Trust’s units from the New York Stock Exchange (the “NYSE”), with trading of the units to be suspended prior to the opening of NYSE trading on Wednesday, January 30, 2013. The Trust expects to commence trading on the Pink Sheets on that same day, under a symbol yet to be determined.

NYSE Regulation indicated that it reached this determination based on the Trust’s delay in filing its Annual Report for the year ended December 31, 2011 on Form 10-K (“2011 Form 10-K”) and Quarterly Reports for the fiscal quarters ending in 2012 (the “Quarterly Reports”) with the Securities and Exchange Commission (“SEC”). While the Trust had received a six-month and subsequent three-month extension of the filing date for the Annual Report to January 16, 2013 from NYSE Regulation, the Trust was unable to file the Annual Report by this extended deadline. NYSE Regulation declined the Trust’s request for further extension under the NYSE Listed Company Manual of the filing deadline. NYSE Regulation also noted that the average closing price of the Trust’s units had previously fallen below the NYSE’s continued listing minimum share price standard of $1.00 over a consecutive 30 trading day period and the Trust had been working to regain compliance with such standard within the six-month cure period provided in Section 802.01C of the NYSE’s Listed Company Manual. The Trust had previously reported on such NYSE notices and extensions. The Trust has not been able to complete the filing of its Annual Report and Quarterly Reports due to a delay in obtaining and compiling financial information required to be included in such reports.

The Trust has a right to appeal the NYSE Regulation delisting determination. The NYSE Regulation notice states that the timing of its application to the SEC to delist the Trust’s units will depend on the completion of its procedures and any appeal by the Trust of the delisting determination.

The Trust was terminated by a vote of the unitholders in January 2008. The Trust is currently in the wind up and liquidation period. Under the Trust Agreement, upon termination of the Trust, the remaining assets of the Trust are to be sold and the proceeds distributed to the unitholders. The assets of the Trust are Net Profits Interests that burden oil and gas properties located at Chalkley Field in Louisiana and fields that produce from the Cotton Valley and Austin Chalk formations in Texas. In December 2011, following a public auction for such interests, the Trust sold its net profits interests associated with the oil and gas properties at the Robinson’s Bend Field in the Black Warrior Basin to Robinson’s Bend Production II, LLC. All of the remaining Net Profits Interests of the Trust are being currently marketed for sale.

A Note on Forward Looking Statements:

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements.

Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. The Trust undertakes no obligation to update or revise any forward-looking statement except as required by law.

Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and in other filings the Trust makes with the SEC from time to time:

•	Trust Termination.

•

The Trust’s continuing failure to timely file certain periodic reports with the SEC during the wind up and liquidation of the Trust may pose significant risks to the Trust’s business, which could materially and adversely affect the Trust financial condition and results of operation and the current and/or future value of the Net Profits Interests.

•

If natural gas and oil prices decline significantly, the Trust’s cash flow from operations will likely decline and the Trust may have to lower the cash distributions or may not be able to pay distributions at all during the wind up and liquidation of the Trust.

•	Trust expenses may have an adverse impact on the distributions to unitholders during the wind up and liquidation of the Trust.

•	The amounts available for distribution by the Trust vary in response to numerous factors outside the control of the Trust.

•

The estimated reserve quantities in the Trust’s Annual Reports are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of the Trust’s reserves.

•	As more Infill Wells are drilled, they could cause a reduction in amounts payable to the Trust or a purchaser of the Net Profits Interests.

•

The Trust’s business is subject to operational risks that may not be fully insured, which, if they were to occur, could adversely affect the Trust’s financial condition or results of operations and, as a result, the Trust’s ability to pay distributions to unitholders.

•

The Trust may be unable to compete effectively with larger companies, which may adversely affect the Trust’s ability to generate sufficient revenue and its ability to pay distributions to unitholders prior to the windup and liquidation of the Trust.

•	The Trust’s operations are subject to regulations which may limit the Trust’s production of natural gas or the price that the Trust receives for natural gas.

•	If it is determined that the Trust is subject to the Texas margin tax, the Trustee may have to withhold a disproportionate amount from future distributions to pay the tax liability.

•

The failure to complete the proposed Texas and Louisiana sale transactions could have an adverse effect on the Trust’s business activities, financial condition, results of operations and ability to pay distributions to unitholders.

•	The market price for the Trust’s units may not reflect the value of the Net Profits Interests held by the Trust and received in any sale.

•

As reflected in Trust’s reserve reports, oil and gas sales volumes generated from the Trust’s underlying properties will continue to decline over the life of the reserves. This production decline may result in the oil and gas wells becoming uneconomical and the respective wells’ operators electing to plug and abandon such wells. Such costs may adversely impact future cash flows received by the Trust.

•

The delisting of the units from the NYSE and the Trust’s inability to list the units on another national securities exchange could (i) reduce the liquidity and market price of the units; (ii) reduce the number of investors willing to hold or acquire the units; and (iii) result in the loss of confidence by investors.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.